Exhibit 99.1

N e w s   R e l e a s e

        QUICKSILVER RESOURCES INC.
        777 West Rosedale Street
Fort Worth, TX  76104
www.qrinc.com

Quicksilver Elects W. Byron Dunn to Board of Directors

FORT WORTH, TEXAS (September 11, 2007)– Quicksilver Resources Inc. (NYSE: KWK) announced that W. Byron Dunn has been elected to its board of directors effective October 1, 2007.  Dunn, 54, is the retired president and chief executive officer of Lone Star Steel Company.  He will serve in the class of directors whose terms will expire in 2008, at which time they will stand for re-election by the shareholders.

“Byron brings more than 30 years of industry experience and management expertise to the Quicksilver board,” said Thomas (Toby) Darden, chairman of the board.  “His breadth of experience will be a valuable addition as we continue to execute our strategic plan for organic growth in unconventional North American natural gas plays.”

Dunn began his career with Lone Star in 1975 as a sales trainee.  He was promoted to vice president, sales in 1986 and executive vice president, sales and marketing in 1991.  He became president and chief executive officer in August 1997, where he served until his retirement in June 2007.

Dunn received a bachelor’s degree in management and arts from Texas Christian University and an executive MBA from the Edwin L. Cox School of Business at Southern Methodist University.  Dunn serves on the board of various industry associations including the American Petroleum Institute, National Ocean Industries Association and Metals Service Center Institute.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including coal bed methane, shale gas, and tight sands gas in North America.  The company has U.S. offices in Fort Worth, Texas; Granbury, Texas; Gaylord, Michigan; Corydon, Indiana and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

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Investor & Media Contact:
    Quicksilver Resources Inc.
    Rick Buterbaugh
    817-665-4835

KWK 07-13